Exhibit 5.1

2001 ROSS AVENUE DALLAS, TEXAS 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

January 24, 2019

EnLink Midstream, LLC

1722 Routh St., Suite 1300

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel to EnLink Midstream, LLC, a Delaware limited liability company (“ENLC”), and EnLink Midstream Manager, LLC, a Delaware limited liability company and the managing member of ENLC (“EMM”), with respect to certain legal matters in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by ENLC with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 6,700,000 additional common units representing limited liability company interests in ENLC (the “Common Units”) that may be issued pursuant to EnLink Midstream, LLC 2014 Long-Term Incentive Plan (as amended and restated as of January 20, 2019, the “Plan”).  At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above and as a basis for the opinion hereinafter expressed, we have examined (i) the Plan, (ii) the First Amended and Restated Operating Agreement of ENLC and the Certificate of Formation of ENLC, each as amended to date, (iii) the Second Amended and Restated Limited Liability Company Agreement of EMM and the Certificate of Formation of EMM, each as amended to date, (iv) originals, or copies certified or otherwise identified, of the limited liability company records of ENLC and EMM, including minute books of EMM as furnished to us by EMM, (v) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of ENLC and EMM, (vi) the Registration Statement and (vii) statutes, including the Delaware Limited Liability Company Act (the “Act”), and other instruments and documents as we deemed necessary or advisable as a basis for the opinion hereinafter expressed.

In giving the opinion set forth below, we have relied, without independent investigation or verification, to the extent we deemed appropriate, upon the certificates, statements or other representations of officers or other representatives of EMM and public officials, with respect to the accuracy of the factual matters contained in or covered by such certificates, statements or representations.  In making our examination, we have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, and that all documents submitted to us as copies are true and correct copies of the originals thereof.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, when issued and delivered from time to time in accordance with the provisions of the Plan and otherwise in accordance with the terms and conditions of the applicable award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of EMM or a duly constituted and acting committee thereof as provided therein, the Common Units will be duly authorized by all necessary limited liability company action on the part of ENLC, validly issued, fully paid and nonassessable.

This opinion is limited to the original issuance of Common Units by ENLC and does not cover Common Units delivered by ENLC following the reacquisition of the same by ENLC.

This opinion is limited in all respects to the Act, and applicable reported judicial decisions, rules and regulations interpreting and implementing the Act, and the federal laws of the United States of America, in each case as in effect on the date hereof. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.